Exhibit 10.4

May 13, 2004

Murray Jukes

2933 Pebble Beach Circle

Fairfield, CA  94534

Dear Murray:

On behalf of the entire Restoration Hardware team, I am pleased to confirm our offer to you for the position of Vice President, Corporate Controller. We are confident that you will find Restoration Hardware to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you and supersedes any prior representations or agreements, whether written or oral.

Your starting salary will be $190,000 on an annualized basis, paid bi-weekly on every other Friday.  You will also be eligible to participate in the Management Incentive Program.  Currently, your target level of payout under the plan is between 20% and 40%, with final payout dependent upon your individual performance.  You will receive full plan details upon your arrival.

As a full-time employee of Restoration Hardware, you will be eligible to participate in a number of Company-sponsored benefits, including medical, dental, vision, life and long term disability insurance coverage. You and your dependents (if any) will become eligible for health insurance benefits on the first of the month following your date of hire. While the Company pays a significant portion of the premium for these benefits, we ask that employees share some of the cost as well.

At time of hire, you will begin earning paid vacation at the rate of 15 days per year. You will also be eligible for a 40% employee discount on Restoration merchandise. Upon meeting length of service and other eligibility requirements, you will also be able to participate in the Company’s 401(k) plan.

Upon final approval of the Board of Directors of Restoration Hardware, Inc., a stock option grant for 20,000 shares of stock will be granted to you, enabling you to participate, as an owner, in the growth and success of Restoration Hardware. The grant date, option exercise price and vesting schedule and other terms will be in accordance with the administrative guidelines of the stock option plan and the applicable stock option plan.

Details of all of these programs will be provided to you at time of hire or when you become eligible for the particular benefit.

The language that follows reflects our standard and legally required offer letter language. We don’t mean for it to come across as impersonal, but rather, as sound and necessary information for you to know from the outset of your working relationship with us. The relationship between you and Restoration Hardware is called “at-will employment.”  This means that employment with the Company is for no specific period of time. As a result, either you or Restoration Hardware are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation, benefits or the Company’s policies, practices and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, your employment is contingent on you executing a Proprietary Information and Inventions Agreement and providing the Company with legal proof of your identity and authorization to work in the United States at time of hire.

I am enclosing two copies of this letter. Please sign and return one copy to me on your first day of work and keep the other copy for your files.

We look forward to you joining the “Resto” team on June 1, 2004 and contributing to our growth and success.

Sincerely,

/s/ Pat McKay

Pat McKay
CFO

                I understand and agree to the terms of this offer of employment:

Signature	/s/ Murray Jukes

Date	5/18/04

Cc:          Employee’s Personnel File